MATTERHORN ASSET MANAGEMENT CORP.

Matterhorn   Asset  Management  Corp.   (hereinafter   "Matterhorn"),   and  its
subsidiaries hereby adopt this written code of ethics, which contains provisions reasonably necessary to prevent persons from:

     (1)  employing any device, scheme to artifice to defraud;

     (2) making any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they are made, not misleading;

     (3) engaging in any act, practice or course of business which operates or would operate as a feud or deceit; and

     (4)  engaging in any manipulative practice.

This Code of Ethics is being adopted in compliance with the requirements of Rule 17j-1 of the Investment Company Act of 1940, as amended and in order to effectuate its purposes and objectives.

1.   DEFINITIONS

     (a) "Access Person" means any director, officer, general partner, or advisory person of Matterhorn and its subsidiaries.

     (b) "Advisory Person" means (i) any employee of Matterhorn who in connection with his or her regular functions or duties, makes, participates in, or obtains current information regarding the purchase or sale of Covered Securities by any client for which Matterhorn serves as investment advisor or principal underwriter, or whose functions relate to the purchase or sales; and (ii) any natural person in a control relationship to Matterhorn who regularly obtains current information concerning recommendations made to any client for which Matterhorn serves as investment adviser with regard to the purchase or sale of Covered Securities.

     (c) "Beneficial Ownership" shall be as defined in section 16 of the Securities Exchange Act of 1934 and interpreted in accordance with Rule 16a-1(a)(2) thereunder and the other rules and regulations thereunder, which, generally speaking, encompasses those situations where the other Beneficial Owner has the right to enjoy some economic
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          benefit  from the  ownership  of the  security.  A person is  normally regarded as the Beneficial Owner of securities held in the name of his or her spouse or minor children living in his or her household.

     (d) "Investment Personnel" means any employee of Matterhorn or of a company in a control relationship with Matterhorn who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a client of Matterhorn, or who controls Matterhorn and obtains information concerning recommendations made to a client of Matterhorn regarding the purchase or sale of securities by a client of Matterhorn.

     (e) "Covered Security" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act of 1940, except that it shall not include securities issued by the government of the United States or by federal agencies and which are direct obligations of the United States, bankers' acceptance, bank certificates of deposit, commercial paper and certificates of deposit, commercial paper and shares of registered open-end investment companies.

2.   PROHIBITED PURCHASES AND SALES

     (a) No affiliated person of Matterhorn shall engage in any act, practice or course of conduct, which would violate the provisions set forth above.

     (b) No access person shall purchase or sell, directly or indirectly, any Covered Security in which he has, or by reason of such transaction squires, any direct or indirect beneficial ownership and which to his actual knowledge at the time of such purchase or sale (i) is being considered for purchase or sale or (ii) is being purchased or sold; except that the prohibition of the Section 2(b) shall not apply to:

          (A) purchases or sales affected in any account over which the Access Person has no dirt or indirect influence or control;

          (B) purchases or sales which are nonvolitional on the part of either the Access Person or the client;

          (C) purchases which are part of an automatic dividend reinvestment plan; and

          (D) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extend such rights were acquired from such issuer, and sales of such rights so acquired.
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3.   PROCEDURES

     (a) Each Access Person employed by Matterhorn shall submit reports showing all transactions in securities as defined herein in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership.

          Every report required to be made under the paragraph above shall be made no later than ten days after the end of the calendar quarter in which the transaction to which the report relates was affected, and shall contain the date of the report and the following information:

          (A)  the date of the transaction,  the title and the number of shares,
               interest  rate  and  maturity  date  (if  applicable),   and  the
               principal amount of each security involved;

          (B) the nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

          (C)  the price at which the transaction was effected;

          (D) the name of the broker, dealer or bank with or though whom the transaction was effected; and

          (E) the name of any broker, dealer or bank with whom the Access Person established an account in which any securities were held during the previous quarter for the direct or indirect benefit of the Access Person, and the date the account was established.

     (b) No later than ten days after a person becomes an Access Person, such person shall each provide (i) the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership as of the date the person became an Access Person, (ii) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person, and (iii) the date the report is submitted by the Access Person.

     (c) No later than 30 days after the end of the calendar year, each Access Person shall provide (i) the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership as of the end of the calendar year, (ii) the name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities were held as of the end of the calendar year for the direct or indirect benefit of the Access Person, and (iii) the date the account was established.

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     (d)  The Chief  Executive  Officer of Matterhorn  shall identify all access persons who have a duty to make the reports required hereunder and shall inform each such person of such duty.

     (e) The Chief Executive Officer shall consider and review reports made to him hereunder, shall determine whether or not this or any other Code of Ethics has been violated and shall determine what sanctions, if any, should be imposed.

     (f) Matterhorn shall maintain in an easily accessible place, the following with respect to the last five years, (i) a copy of this Code of Ethics (and any such code in effect at any time in the past five years), (ii) a record of any violation of this Code of Ethics and any action taken as a result, (iii) a copy of each report made by an Access Person under this Code, (iv) a record of all persons who are or were required to make reports under this Code of Ethics, (v) any certification or report provided to the Board of Directors of the Fund pursuant to this Code of Ethics, and (vi) any record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of Securities under Section 3(h) hereunder.

     (g) Matterhorn shall, no less frequently than annually, provide to its clients who make an appropriate request, a report describing any issues arising under this Code of Ethics subsequent to the last such report, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to any material violation, which also certifies to the client that Matterhorn has adopted procedures reasonably necessary to prevent Access Persona from violating this Code of Ethics.

     (h) Investment Personnel must obtain approval from Matterhorn before directly or indirectly acquiring beneficial ownership in any securities in (i) an offering of securities registered under the
          Securities Act of 1933, where the issuer immediately before the registration was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934 (e.g., an initial public offering), or (ii) an offering exempt from registration under the Securities Act, pursuant to Section 4(2) or 4(6) thereunder, or pursuant to Rule 504, 505 or 506 thereunder (e.g. a private offering).
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                             Policies on Trading on
                        Material Non-Public Information

The following guidelines are to be followed whenever an employee of the advisory firm comes in contact with non-public information:

     (1) At no time is the employee to trade for his own behalf, or the behalf of others, based on material non-public information.

     (2) The employee is to report all information deemed to be non-public immediately to the President of the Firm.

     (3) Any information which the employee is uncertain as to whether it may be deemed to be non-public should not be acted upon and immediately reported to his supervisor or the President of the Firm.

For purposes of these policies, "non-public" information is defined as any information which, to the knowledge of the employee, has not been published or made known to the general public. In addition, as stated previously, any information which the employee is uncertain as to its nature, shall be deemed to be non-public unless further research reveals the contrary.